Exhibit 99.1

news release

Omnicare Reports Second-Quarter 2011 Financial Results

• Second-Quarter Gross Profit of $336.4 Million
• Cash Flows from Continuing Operations of $136.9 Million
• Adjusted Income from Continuing Operations Per Diluted Share of $0.50
• Company Provides Updated Guidance

COVINGTON, Ky., July 26, 2011 – Omnicare, Inc. (NYSE:OCR) reported today financial results for its second quarter ended June 30, 2011.

    “I am pleased with our second quarter performance as we continue toward our goal of becoming a stronger, operations-driven and customer-focused company,” said John
    Figueroa, Omnicare’s Chief Executive Officer.  “I believe we have built a framework during the first half of the year to begin achieving our primary operating objectives:
    establishing consistent organic growth in our long-term care group; repositioning our specialty care group for an elevated level of growth; and creating more standardization across our company.”

Second-Quarter Results

Prior Year Comparison

Financial results from continuing operations for the quarter ended June 30, 2011, as compared with the same prior-year period (revised to reflect reclassification of GPO business to discontinued operations), were as follows:

•	Adjusted gross profit was $336.4 million as compared with $327.7 million
•	GAAP income from continuing operations per diluted share (see “per share” discussion below and attached supplemental information) was $0.32 versus $0.20
•	Adjusted income from continuing operations per share was $0.50 versus $0.49
•	Adjusted EBITDA (see discussion below and attached supplemental information) from continuing operations was $146.3 million compared to $144.5 million

Cash flows from continuing operations for the quarter ended June 30, 2011 was $136.9 million versus $35.3 million in the comparable prior-year quarter.  Included in the second quarter of 2011 was a $23.3 million refund for federal tax overpayments.  Included in the second quarter of 2010 was a settlement payment of $37.9 million as well as $7.3 million of tender premium relating to the early redemption of the Company’s 6.75% notes.

Sequential Comparison (Excluding Special Items)

Compared to the first quarter of 2011, financial results from continuing operations in the second quarter of 2011 were as follows:

•	Gross profit was $336.4 million as compared with $335.0 million
•	GAAP income from continuing operations per share was $0.32 versus $0.43
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $0.50 versus $0.51
•	Adjusted EBITDA from continuing operations was $146.3 million compared to $146.2 million

“As expected, second quarter prescription volumes were seasonably weaker sequentially due primarily to reduced occurrences of flu and other illnesses generally common in colder months,” said Mr. Figueroa.  “We also experienced a continuation of many of the factors that have impacted results for the past several quarters, namely a further increase in generic drug utilization, which enabled us to continue investing in our employees.  Finally, the reorganization of our Specialty Care Group continued to have a positive effect on results, with higher levels of growth sequentially.”

Financial Position

During the quarter, Omnicare redeemed $50 million of its 6.125% Senior Subordinated Notes, leaving $75 million of these notes outstanding as of June 30, 2011.  The Company also concluded the second quarter of 2011 with no borrowings outstanding on its revolving credit facility and $524.0 million in cash on its balance sheet.  Omnicare’s total debt to total capital of 34.0% at June 30, 2011, was down approximately 160 basis points from 35.6% at December 31, 2010.

With respect to its share repurchase program, Omnicare repurchased approximately 1.3 million shares of common stock during the quarter and paid an aggregate amount of $41.3 million.  As of June 30, 2011, the Company had $129.0 million of availability under its current share repurchase authorization.

“We continue to be very pleased with our cash flow efficiency and working capital management,” said John L. Workman, Omnicare’s President and Chief Financial Officer.  “We generated approximately $137 million of cash flows from continuing operations during the quarter, bringing our first half total to approximately $281 million, which marks the highest first six-month period of any year in our 30-year history. These strong cash flows enabled us to further improve our financial position while returning over 33% to shareholders for the second quarter.”

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis.  For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare’s Web site at http://ir.omnicare.com.  Additionally, the Company will make supplemental slides available in the same section on its Web site today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare’s operations.

Six Month Results

Financial results from continuing operations for the six months ended June 30, 2011, as compared with the same prior-year period, were as follows:

•	Net sales were $3,081.5 million as compared with $2,983.8 million
•	GAAP income from continuing operations per share was $0.74 as compared with $0.69
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $1.01 as compared with $1.08

EBITDA from continuing operations for the first six months of 2011, including the impact of special items and accounting changes, was $262.5 million versus $264.2 million in the comparable prior-year period.  Excluding the special items, adjusted EBITDA from continuing operations in the first six months of 2011 was $292.5 million as compared with $308.4 million in the first six months of 2010.

Operating cash flow from continuing operations for the first six months of 2011 totaled $280.9 million versus $152.9 million in the comparable prior-year period.

Special Items

The results for the second quarter of 2011 and 2010 include the impact of special items and accounting changes totaling approximately $28.1 million pretax ($21.3 million aftertax, or approximately $0.19 per share) and $52.0 million pretax ($34.3 million aftertax, or approximately $0.29 per share), respectively.

Results for the first six months of 2011 and 2010 include special items totaling $43.0 million pretax ($30.6 million aftertax, or approximately $0.27 per share) and $71.0 million pretax ($46.0 million aftertax, or approximately $0.39 per share), respectively.

The special items have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

Based on its more favorable outlook for cash flows, Omnicare now expects the following for full-year 2011:

•	Revenues of $6.0 billion to $6.1 billion
•	Income per diluted share from continuing operations of $2.05 to $2.15 (excluding special items)
•	Cash flow from continuing operations increased to $400 million to $450 million (from prior guidance of $375 million to $425 million)

Webcast Today

Omnicare will hold a conference call to discuss its second-quarter 2011 financial results today, Tuesday, July 26, at 9:00 a.m. ET.  A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's Web site at http://ir.omnicare.com.  An archived replay will be made available on the Web site following the conclusion of the conference call.

About Omnicare, Inc.

Omnicare, Inc., a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds across the United States and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include specialty pharmacy operations and a wide range of support services for specialty pharmaceuticals.  For more information, visit www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to:  overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in the calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

#     #     #

Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net sales	$1,555,906	$1,525,571	$1,491,425	$3,081,477	$2,983,796
Cost of sales	1,219,513	1,190,611	1,164,170	2,410,124	2,315,197
Gross profit	336,393	334,960	327,255	671,353	668,599
Selling, general and administrative expenses	192,474	190,167	185,919	382,641	368,690
Provision for doubtful accounts	24,357	24,530	20,986	48,887	42,928
Settlement, litigation and other related charges	19,816	6,013	29,361	25,829	34,867
Other miscellaneous charges	2,332	1,889	5,285	4,221	11,050
Operating income	97,414	112,361	85,704	209,775	211,064
Investment income	255	296	1,105	551	2,769
Interest expense	(27,996)	(28,805)	(39,712)	(56,801)	(68,320)
Amortization of discount on convertible notes	(5,989)	(5,873)	(7,473)	(11,862)	(14,804)
Income from continuing operations before income taxes	63,684	77,979	39,624	141,663	130,709
Income tax expense	27,403	28,824	15,879	56,227	49,523
Income from continuing operations	36,281	49,155	23,745	85,436	81,186
Loss from discontinued operations	(37,728)	(19,851)	(12,146)	(57,579)	(18,735)
Net income (loss)	$(1,447)	$29,304	$11,599	$27,857	$62,451

Earnings (loss) per common share - Basic:
Continuing operations	$0.32	$0.43	$0.20	$0.75	$0.69
Discontinued operations	(0.33)	(0.17)	(0.10)	(0.51)	(0.16)
Net income (loss)	$(0.01)	$0.26	$0.10	$0.24	$0.53

Earnings (loss) per common share - Diluted:
Continuing operations	$0.32	$0.43	$0.20	$0.74	$0.69
Discontinued operations	(0.33)	(0.17)	(0.10)	(0.50)	(0.16)
Net income (loss)	$(0.01)	$0.26	$0.10	$0.24	$0.53

Weighted average number of common
shares outstanding:
Basic	113,487	114,129	117,434	113,806	117,598
Diluted	114,701	115,064	118,116	115,081	118,285

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
(000s)
Unaudited

Condensed Consolidated Balance Sheets Information, GAAP Basis:
	June 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents, including restricted cash	$524,013	$496,503
Accounts receivable, net	1,001,182	1,011,823
Inventories	356,597	418,965
Total current assets	2,274,792	2,457,796
Properties and equipment, net	201,477	204,717
Goodwill	4,250,201	4,234,821
Total noncurrent assets	4,851,262	4,905,617
Total assets	7,126,054	7,363,413

Liabilities and Stockholders Equity:
Total current liabilities	484,782	594,254
Long-term debt, notes and convertible debentures	1,955,977	2,106,758
Total noncurrent liabilities	2,840,772	2,953,215
Total liabilities	3,325,554	3,547,469
Stockholders' equity	3,800,500	3,815,944
Total liabilities and stockholders' equity	7,126,054	7,363,413

Condensed Consolidated Statement of Cash Flows Information, GAAP Basis:
	Three months ended	Six months ended
	June 30, 2011	June 30, 2011
Cash flows from operating activities:
Net income (loss)	$(1,447)	$27,857
Loss from discontinued operations	37,728	57,579
Adjustments to reconcile net income (loss) to net cash
flows from operating activities	100,665	195,439
Net cash flows from operating activities of continuing operations	136,946	280,875
Net cash flows (used in) from operating activities of discontinued operations	(26)	420
Net cash flows from operating activities	136,920	281,295

Cash flows from (used in) investing activities:
Net cash flows from (used in) investing activities of continuing operations	(10,431)	(29,661)
Net cash flows used in investing activities of discontinued operations	(40)	(413)
Net cash flows from (used in) investing activities	(10,471)	(30,074)

Net cash flows (used in) financing activities of continuing operations	(56,396)	(222,653)

Net increase in cash and cash equivalents	70,629	27,133
Less increase in cash and cash equivalents of discontinued operations	(66)	7
Increase in cash and cash equivalents of continuing operations	$70,695	$27,126

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (a)
(000s, except per share amounts)
Unaudited

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings (loss) per share from continuing operations	$0.32	$0.43	$0.20	$0.74	$0.69
Special items: (a)
Settlement, litigation and other related charges	0.14	0.03	0.17	0.17	0.20
Amortization of discount on convertible notes	0.03	0.03	0.04	0.06	0.08
Other miscellaneous charges, net	0.01	0.02	0.08	0.03	0.11
Total - Special items	0.19	0.08	0.29	0.27	0.39
Adjusted diluted earnings per share from continuing operations	$0.50	$0.51	$0.49	$1.01	$1.08

Adjusted gross profit:
Gross profit from continuing operations	$336,393	$334,960	$327,255	$671,353	$668,599
Special items	-	-	466	-	909
Adjusted gross profit	$336,393	$334,960	$327,721	$671,353	$669,508

Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$97,414	$112,361	$85,704	$209,775	$211,064
Depreciation and amortization expense	32,755	31,810	32,465	64,565	67,900
Amortization of discount on convertible notes	(5,989)	(5,873)	(7,473)	(11,862)	(14,804)
EBITDA from continuing operations	124,180	138,298	110,696	262,478	264,160
Special items	22,148	7,902	33,819	30,050	44,250
Adjusted EBITDA from continuing operations	$146,328	$146,200	$144,515	$292,528	$308,410

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	$124,180	$138,298	$110,696	$262,478	$264,160
(Subtract)/Add:
Interest expense, net of investment income	(27,741)	(28,509)	(38,607)	(56,250)	(65,551)
Income tax provision	(27,403)	(28,824)	(15,879)	(56,227)	(49,523)
Debt redemption costs	(187)	(1,079)	2,060	(1,266)	2,060
Tender premium	-	-	(7,323)	-	(7,323)
Changes in assets and liabilities, net of effects from
acquisition and divestiture of businesses	68,097	64,043	(15,690)	132,140	9,126
Net cash flows from operating activities of continuing operations	136,946	143,929	35,257	280,875	152,949
Net cash flows (used in) from operating activities of discontinued operations	(26)	446	303	420	628
Net cash flows from operating activities	$136,920	$144,375	$35,560	$281,295	$153,577

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges, enhances investors’ understanding of how Omnicare management assesses the performance of the Company’s business.  Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation.  Omnicare’s method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)
Financial results from continuing operations included special item charges of approximately $28 million, $15 million and $52 million in the three months ended June 30 and March 31, 2011 and June 30, 2010, respectively and approximately $43 million and $71 million in the six months ended June 30, 2011 and 2010, respectively.  Additional information regarding the special item charges follows:

(i).
Operating income includes settlement, litigation and other related charges (including related professional expenses) for resolution of certain regulatory matters with various states and regulatory agencies, as well as costs associated with certain large customer disputes, purported class and derivative actions against the Company, and settlement of the investigation by the United States Attorney’s Office, District of Massachusetts (in the 2010 period).  Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax items recognized.

(ii).
Financial results from continuing operations for the three months ended June 30 and March 31, 2011 and June 30, 2010 and the six months ended June 30, 2011 and 2010 included the following special item charges which are included in the cost of sales, other miscellaneous charges and interest expense captions of the income statement:

i.
Operating income for the three months ended June 30 and March 31, 2011 and June 30, 2010 included acquisition and other related costs/(credits) of approximately $2.3 million, $1.9 million and and $(0.2) millions, respectively.  These expenses were primarily related to professional fees and acquisition related restructuring costs for acquisitions, offset by reductions in the Company's original estimate of contingent consideration payable for acquisitions in the 2010 period.  The six months ended June 30, 2011 and 2010 included similar expenses of approximately $4.2 million and $0.1 million, respectively.

ii.
Financial results from continuing operations for the three months ended March 31, 2011 and the six months ended June 30, 2011 includes charges of approximately $1.1 million for net debt redemption costs related to the early redemption of $175 million of 6.125% Senior Subordinated Notes, due 2013.  The three and six months ended June 30, 2010 includes approximately $9.8 million of debt redemption costs related to the Company’s Q2 2010 refinancing transactions.

iii.
Operating income includes restructuring and other related charges of approximately $3.5 million and $7.0 million for the three and six months ended June 30, 2010, respectively, in connection with the "Omnicare Full Potential" Plan.

iv.
For the three and six months ended June 30, 2010, operating income includes a special charge of approximately $0.7 million and $1.9 million, respectively, for additional costs (net of recoveries) precipitated by the quality control, product recall and fire issues at one of the Company's repackaging locations ("Repack Matters").

v.
Operating income includes charges of approximately $1.3 million and $2.6 million for the three and six months ended June 30, 2010, respectively, relating to the accounting for share-based payments, which primarily relates to non-cash stock option expense.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(iii).
The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes of approximately $6 million in the three months ended June 30 and March 31, 2011, respectively.   These costs totaled approximately $7 million for the three months ended June 30, 2010 and $12 million and $15 million for the six months ended June 30, 2011 and 2010, respectively.

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the Disposal Group”) that are non-strategic in nature.  Also, in connection with the reallocation of resources started in the second half of 2010 and the previously disclosed unfavorable market conditions experienced by its Contract Research Services organization (“CRO Services”) business, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing Organization (“Tidewater”).  The Company determined that the CRO Services and Tidewater businesses were no longer good strategic fits within the Company’s portfolio of assets.  For the three and six months ended June 30, 2011, CRO Services and Tidewater recorded impairment losses to reduce the carrying value of the CRO Services and Tidewater operations to fair value based on the final terms of the divestiture as of June 30, 2011.  The results from operations for all periods presented have been revised to reflect the results of the Disposal Group and Tidewater (collectively, the “Non-Core Disposal Group”), as well as CRO Services as discontinued operations, including certain expenses of the Company related to the divestitures.

Definitions:
GAAP:
Amounts that conform with U.S. Generally Accepted Accounting Principles (“GAAP”).

Non-GAAP:
Amounts that do not conform with U.S. GAAP.

Earnings Per Share:
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

EBIT:
EBIT represents earnings before interest expense (net of investment income) and income taxes.

EBITDA:
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization.  Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose.  EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity.  Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.  Certain special items must be added back to (or deducted from) EBITDA and/or Adjusted EBITDA to avoid “double-counting” in the Company’s calculation of EBITDA.